Exhibit 10.1

Summary of Non-Employee Director Compensation

(effective January 30, 2016)

We do not compensate for Board service any director who also serves as our employee. We will reimburse directors for certain fees and expenses incurred in connection with continuing education seminars and for travel and related expenses related to Dollar General business.

Each non-employee director will receive payment (prorated as applicable), in quarterly installments, of the following cash compensation, as applicable:

•                        $85,000 annual retainer for service as a Board member;

•                        $27,500 annual retainer for service as Lead Director;

•                        $22,500 annual retainer for service as chairman of the Audit Committee;

•                        $20,000 annual retainer for service as chairman of the Compensation Committee;

•                        $15,000 annual retainer for service as chairman of the Nominating & Governance Committee; and

•                        $1,500 for each Board or committee meeting in excess of an aggregate of 16 that a director attends, as a member, during each fiscal year.

In addition, we grant annually to those non-employee directors who are elected or reelected at each applicable shareholders’ meeting an equity award under our Amended and Restated 2007 Stock Incentive Plan with an estimated value of $135,000 on the grant date. This entire value consists of restricted stock units payable in shares of our common stock (“RSUs”). The RSUs will vest as to 100% of the award on the first anniversary of the grant date. Directors may elect to defer receipt of shares underlying the RSUs. They may also elect to defer up to 100% of cash fees earned for Board service under the Non-Employee Director Deferred Compensation Plan filed as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2014. Any new director appointed after the annual shareholders’ meeting but before February 1 of a given year, will receive a full equity award no later than the first regularly scheduled Compensation Committee meeting following the date on which he or she is appointed. Any new director appointed on or after February 1 of a given year but before the next annual shareholders’ meeting shall be eligible to receive the next regularly scheduled annual award.